                                                            Exhibit 99.(a)(1)(J)



October ___, 2001



Dear Employees:

Pursuant to Section 13 of the Offer to Exchange, we have amended the Offer to Exchange as indicated in Exhibit 1 attached hereto. Other than as indicated in
Exhibit 1, all other terms of the Offer to Exchange and the Summary of Terms remain unchanged, including the deadline to respond before 12:00 p.m., PDT, on October 25, 2001.

You should direct any questions about these amendments, or the Offer generally, to Human Resources, via email at stock.admnistration@endwave.com or by
                                 -------------------------------
telephone:

    Beth Dayen, 408-522-3169                Anne Markert-Breesch, 408-522-3132
    Leslie Bigler, 408-522-3141             Dianna Brunt, 530-295-6077
    Claudia LaFountain, 530-295-6082

                                    Exhibit 1
                       Amendments to the Offer to Exchange

The Offer to Exchange is hereby supplemented and amended as follows:

1. Question 12 of the Summary of Terms in the Offer to Exchange is amended to read, in its entirety, as follows:

          Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

          No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Short-Term Options or the New Options. Please note, however, that we will not grant any options, other than the Short-Term Options, for six months from the date of the cancellation of your Eligible Options if you elect to participate in this Offer.

2. Section 9, paragraph 1 of the Offer to Exchange is amended to read, in its entirety, as follows:

          A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of September 30, 2001, our executive officers and non-employee directors (ten persons) as a group held options outstanding under the 2000 Plan and the 2000 Non-Employee Directors' Stock Option Plan (collectively, the "Option Plans") and pursuant to individual stock option awards made outside the Option Plans to purchase a total of 2,290,280 shares of our Common Stock. This represented approximately 35% of the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date. Executive officers and non-employee directors as a group hold options to purchase 1,253,300 shares of our Common Stock that are eligible for exchange pursuant to this Offer.

3. Section 10, paragraph 2 of the Offer to Exchange is amended to read, in its entirety, as follows:

          We believe that we will record a compensation expense as a result of the offer because:

          o we will grant the Short-Term Options within six months of the date we accept and cancel Eligible Options returned to us;

          o the exercise price of the Short-Term Options will be lower than the exercise price of Eligible Options; and

          o a portion of the Eligible Options that are not returned and cancelled pursuant to the Offer will be treated for financial accounting purposes as a variable award.

4. Section 15 of the Offer to Exchange is amended by adding the following as paragraph 3:

          Set forth below is a selected summary of our financial information. The selected historical consolidated statement of operations data for the years ended December 31, 2000 and December 31, 1999 and the six months ended June 30, 2001 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K filed on April 2, 2001, which were audited by Ernst & Young LLP, independent public accountants, and our Quarterly Report on Form 10-Q filed on August 14, 2001.

                            CONDENSED BALANCE SHEETS
                                 (In thousands)


                                                               June 30,           December 31,          December 31,
                                                                 2001                 2000                 1999
                                                             ----------           ------------         -------------
Current assets .......................................       $   94,165           $    129,573         $       8,500
Noncurrent assets ....................................           24,585                121,092                16,621
                                                             ----------           ------------         -------------
      Total assets ...................................       $  118,750           $    250,665         $      25,121
                                                             ==========           ============         =============

Current liabilities ..................................       $   16,380           $     21,020         $       6,781
Noncurrent liabilities ...............................            5,290                  5,015                   327
Stockholders' equity .................................           97,080                224,630                18,013
                                                             ----------           ------------         -------------
      Total liabilities and stockholders' equity .....       $  118,750           $    250,665         $      25,121
                                                             ==========           ============         =============

                       CONDENSED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                    Year Ended                  Six Months Ended
                                                                    December 31,                    June 30,
                                                             ------------------------      -------------------------
                                                                2000          1999            2001           2000
                                                             ----------    ----------      ----------     ----------
Total revenues .........................................     $   41,232    $   12,419      $   20,330     $   15,483

Cost of product revenues ...............................         52,538        11,221          37,629         19,196

Net loss ...............................................        (59,541)       (2,516)       (134,904)       (27,401)

Net loss applicable to common stockholders subsequent
 to the merger (1) .....................................        (57,536)                     (134,904)       (25,396)

Basic and diluted net loss per share ...................          (5.94)                        (3.90)        (39.26)

(1) In connection with the merger described in Note 1 to the December 31, 2000 financial statements of the Company, TRW received convertible preferred stock in exchange for all of the common stock of TRW Milliwave. Giving effect to the merger retroactive to March 2000, the Company has no outstanding common stock. Accordingly, a basic net loss per share has not been presented for periods prior to March 2000. The net loss applicable to common stockholders subsequent to the merger represents the net loss incurred since March 2000, including the charge for purchased in-process research and development.

          Our earnings are inadequate to cover fixed charges. The amount of the deficiency was $(60,168), $(3,034) and $(15,303) for the fiscal years ended December 31, 1999 and 2000, and for the six months ended June 30, 2001, respectively.

          Our book value per share was $2.75 as of June 30, 2001.

          The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."

5. Section 18, paragraph 1 of the Offer to Exchange is amended to read, in its entirety, as follows:

          This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on 10-K for the year ended December 31, 2000 and our proxy materials for the 2001 Annual Meeting of Stockholders.